Exhibit 10.24

FOURTH LOAN MODIFICATION AGREEMENT

This Fourth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of May 19, 2022, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 505 Howard Street, 3rd Floor, San Francisco, California 94105 (“Bank”) and MOLEKULE, INC., a Delaware corporation whose address is 1301 Folsom Street, San Francisco, California 94103 (“Borrower”).

1.DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of August 29, 2019, evidenced by, among other documents, a certain Amended and Restated Loan and Security Agreement dated as of August 29, 2019, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of March 9, 2020, as further amended by a certain Second Loan Modification Agreement dated as of June 19, 2020 (the “Second LMA”), and as further amended by a certain Third Loan Modification Agreement dated as of March 22, 2021 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by (a) the Collateral as defined in the Loan Agreement and (b) the Intellectual Property Collateral as defined in a certain Intellectual Property Security Agreement dated as of March 22, 2021 between Borrower and Bank, as amended by a certain First Amendment to Intellectual Property Security Agreement dated as of the date of this Loan Modification Agreement (as amended, the “Intellectual Property Security Agreement”) (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.DESCRIPTION OF CHANGE IN TERMS.

A.Modifications to Loan Agreement.

1

As a condition precedent to the effectiveness of this Loan Modification Agreement, Borrower shall (a) pay in full all outstanding Obligations with respect to Advances and (b) deliver evidence to Bank, satisfactory to Bank in its sole and absolute discretion, that Borrower has received, after May 12, 2022 but on or prior to the date of this Loan Modification Agreement, unrestricted and unencumbered net cash proceeds in an aggregate amount of at least Twenty Million Dollars ($20,000,000.00) from the sale of Borrower’s equity securities to investors satisfactory to Bank in Bank’s sole and absolute discretion.

2

Borrower hereby acknowledges and agrees that Borrower will deliver to Bank, on or before the date that is thirty (30) days from the date of this Loan Modification Agreement, each in form and substance satisfactory to Bank in its sole and absolute discretion, (a) evidence that Borrower has entered into an amendment with respect to Borrower’s Indebtedness owed to Trinity Capital Inc., which amendment reflects terms satisfactory to Bank in its sole and absolute discretion and (b) a bailee’s waiver from ALOM with respect to the third-party location at 44660 Osgood Road. Fremont, California. Borrower acknowledges and agrees that the failure of Borrower to satisfy the requirements set forth in the immediately preceding sentence within thirty (30) days from the date of this Loan Modification Agreement shall result in an immediate Event of Default under the Loan Agreement for which there shall be no grace or cure period.

3

Notwithstanding Section 6.2(f) of the Loan Agreement to the contrary, Borrower shall have until August 31, 2022 to deliver to Bank its audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (provided that such opinion may contain a “going concern” qualification typical for venture backed companies similar to Borrower) with respect to its fiscal year ended December 31, 2021.

4	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.3.1(b) thereof:

“With respect to each 2020 Term Loan Advance, commencing on the first Payment Date following the Funding Date of such 2020 Term Loan Advance, and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of such 2020 Term Loan Advance at the rate set forth in Section 2.6(a). Commencing on the applicable 2020 Term Loan Amortization Date, and continuing on each Payment Date thereafter, Borrower shall repay each 2020 Term Loan Advance in (i) thirty-six (36) equal monthly installments of principal, plus (ii) monthly payments of accrued interest as set forth above.”

and inserting in lieu thereof the following:

“With respect to each 2020 Term Loan Advance, commencing on the first Payment Date following the Funding Date of such 2020 Term Loan Advance, and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of such 2020 Term Loan Advance at the rate set forth in Section 2.6(a); provided, however, that Borrower shall not be required to make the monthly payment of interest due on May 1, 2022 (the “Deferred Interest Payment”) and the amount of the Deferred Interest Payment shall instead be due and payable on June 1, 2022. Commencing on the applicable 2020 Term Loan Amortization Date, and continuing on each Payment Date thereafter, Borrower shall repay each 2020 Term Loan Advance in (i) equal monthly installments of principal based on a thirty-six (36) month amortization schedule, plus (ii) monthly payments of accrued interest as set forth above; provided, however, that (A) Borrower shall not be required to make the payments of principal due on May 1, 2022, June 1, 2022, July 1, 2022, August 1, 2022, September 1, 2022, October 1, 2022, November 1, 2022, December 1, 2022, January 1, 2023, February 1, 2023, March 1, 2023 and April 1, 2023 (collectively, the “Deferred Principal Payments”) (but, for clarity, Borrower will still be required to make the payments of accrued but unpaid interest due on such dates (other than the payment of interest due on May 1, 2022)), and (B) on May 1, 2023, the installments of principal required under this Section 2.3.1(b) shall be re-amortized by Bank, and, commencing on May 1, 2023 and continuing on each Payment Date thereafter, Borrower shall repay the aggregate outstanding principal amount of the 2020 Term Loan Advances (including the aggregate amount of the Deferred Principal Payments) in (i) thirty-six (36) equal monthly installments of principal, plus (ii) monthly payments of accrued interest as set forth above.”

5	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.3.1 thereof:

“(c)Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the 2020 Term Loan Advances, provided Borrower (i) delivers written notice to Bank of its election to prepay the 2020 Term Loan Advances at least ten (10) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the outstanding principal plus accrued and unpaid interest with respect to the 2020 Term Loan Advances, (B) the 2020 Term Loan Final Payment, and (C) all other sums, if any, that shall have become due and payable with respect to the 2020 Term Loan Advances, including interest at the Default Rate with respect to any past due amounts.

(d)Mandatory Prepayment Upon an Acceleration. If the 2020 Term Loan Advances are accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the 2020 Term Loan Advances, (ii) the 2020 Term Loan Final Payment, and (iii) all other sums, if any, that shall have become due and payable with respect to the 2020 Term Loan Advances, including interest at the Default Rate with respect to any past due amounts.”

and inserting in lieu thereof the following:

“(c)Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the 2020 Term Loan Advances, provided Borrower (i) delivers written notice to Bank of its election to prepay the 2020 Term Loan Advances at least ten (10) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the outstanding principal plus accrued and unpaid interest with respect to the 2020 Term Loan Advances, (B) the 2020 Term Loan Final Payment, (C) the Deferral Fee, and (D) all other sums, if any, that shall have become due and payable with respect to the 2020 Term Loan Advances, including interest at the Default Rate with respect to any past due amounts.

( )Mandatory Prepayment Upon an Acceleration. If the 2020 Term Loan Advances are accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the 2020 Term Loan Advances, (ii) the 2020 Term Loan Final Payment, (iii) the Deferral Fee, and (iv) all other sums, if any, that shall have become due and payable with respect to the 2020 Term Loan Advances, including interest at the Default Rate with respect to any past due amounts.”

6	The Loan Agreement shall be amended in Section 2.7 by (i) re-lettering subsections (g) and (h) thereof as subsections (h) and (i) and (ii) inserting the following new subsection (g):

“(g)Deferral Fee. The Deferral Fee, when due hereunder; and”

7	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.2 thereof:

“(a)a Borrowing Base Report (i) with each request for an Advance, (ii) no later than Friday of each week (reflecting information that is current as of a date no earlier than the prior Friday) when a Streamline Period is not in effect, and (iii) within seven (7) days after the end of each month when a Streamline Period is in effect;”

and inserting in lieu thereof the following:

“(a)Intentionally omitted;”

8	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.2 thereof:

“(k)no later than seven (7) days after the preparation thereof, detailed sell-through reports from Amazon and Best Buy prepared on the fifteenth (15th) and last day of each month, each in a form reasonably acceptable to Bank; and”

and inserting in lieu thereof the following:

“(k)on a monthly basis, no later than seven (7) days after the preparation thereof, detailed sell-through reports from Amazon and Best Buy prepared on the last day of each month, each in a form reasonably acceptable to Bank; and”

9	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.9 thereof:

“(c)Net Revenue. Maintain at all times, to be tested as of the last day of each calendar quarter, aggregate Net Revenue, as determined in accordance with GAAP:

(i)for the three (3) month period ending on such date of at least (i) Ten Million Four Hundred Forty Thousand Dollars ($10,440,000.00) for the calendar quarter ending March 31, 2020, (ii) Twenty Million Nine Hundred Seventy Thousand Dollars ($20,970,000.00) for the calendar quarter ending June 30, 2020, (iii) Eighteen Million Three Hundred Sixty Thousand Dollars ($18,360,000.00) for the calendar quarter ending September 30, 2020 and (iv) Thirty One Million Four Hundred Ten Thousand Dollars ($31,410,000.00) for the calendar quarter ending December 31, 2020;

(ii)for the six (6) month period ending on such date of at least (i) Forty Eight Million Dollars ($48,000,000.00) for the six (6) month period ending March 31, 2021, (ii) Forty Two Million Five Hundred Thousand Dollars ($42,500,000.00) for the six (6) month period ending June 30, 2021, (iii) Sixty Seven Million Dollars ($67,000,000.00) for the six (6) month period ending September 30, 2021 and (iv) Eighty Five Million Dollars ($85,000,000.00) for the six (6) month period ending December 31, 2021.

With respect to any period ending after December 31, 2021, the Net Revenue level for each such period shall be mutually agreed by Bank and Borrower, each acting in its reasonable discretion, based upon, among other factors, budgets, sales projections, operating plans and other financial information with respect to Borrower that Bank deems relevant, including, without limitation Borrower’s annual financial projections approved by the Board. With respect thereto, Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2022 to any such covenant levels proposed by Bank with respect to the 2022 calendar year shall result in an immediate Event of Default for which there shall be no grace or cure period.

(d)Adjusted Quick Ratio. Maintain at all times, to be tested as of the last day of each month, an Adjusted Quick Ratio of at least 1.00:1.00.”

and inserting in lieu thereof the following:

“(c)Net Revenue. Maintain at all times, to be tested as of the last day of each calendar quarter, aggregate Net Revenue, as determined in accordance with GAAP:

(i)for the three (3) month period ending on such date of at least (i) Ten Million Four Hundred Forty Thousand Dollars ($10,440,000.00) for the calendar quarter ending March 31, 2020, (ii) Twenty Million Nine Hundred Seventy Thousand Dollars ($20,970,000.00) for the calendar quarter ending June 30, 2020, (iii) Eighteen Million Three Hundred Sixty Thousand Dollars ($18,360,000.00) for the calendar quarter ending September 30, 2020 and (iv) Thirty One Million Four Hundred Ten Thousand Dollars ($31,410,000.00) for the calendar quarter ending December 31, 2020;

(ii)for the six (6) month period ending on such date of at least (i) Forty Eight Million Dollars ($48,000,000.00) for the six (6) month period ending March 31, 2021, (ii) Forty Two Million Five Hundred Thousand Dollars ($42,500,000.00) for the six (6) month period ending June 30, 2021, (iii) Sixty Seven Million Dollars ($67,000,000.00) for the six (6) month period ending September 30, 2021 and (iv) Eighty Five Million Dollars ($85,000,000.00) for the six (6) month period ending December 31, 2021; and

(iii)for such quarter of at least (A) Twelve Million Dollars ($12,000,000.00) for the calendar quarter ending June 30, 2022, (B) Seventeen Million Dollars ($17,000,000.00) for the calendar quarter ending September 30, 2022, (C) Twenty Two Million Five Hundred Thousand Dollars ($22,500,000.00) for the calendar quarter ending December 31, 2022, (D) Fourteen Million Two Hundred Fifty Thousand Dollars ($14,250,000.00) for the calendar quarter ending March 31, 2023, (E) Twenty One Million Five Hundred Thousand Dollars ($21,500,000.00) for the calendar quarter ending June 30, 2023, (F) Nineteen Million Five Hundred Thousand Dollars ($19,500,000.00) for the calendar quarter ending September 30, 2023 and (G) Twenty Six Million Dollars ($26,000,000.00) for the calendar quarter ending December 31, 2023.

With respect to any period ending after December 31, 2023, the Net Revenue level for each such period shall be mutually agreed by Bank and Borrower, each acting in its reasonable discretion, based upon, among other factors, budgets, sales projections, operating plans and other financial information with respect to Borrower that Bank deems relevant, including, without limitation Borrower’s annual financial projections approved by the Board. With respect thereto:

(A)Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2024 to any such covenant levels proposed by Bank with respect to the 2024 calendar year shall result in an immediate Event of Default for which there shall be no grace or cure period;

(B)Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2025 to any such covenant levels proposed by Bank with respect to the 2025 calendar year shall result in an immediate Event of Default for which there shall be no grace or cure period; and

(C)Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2026 to any such covenant levels proposed by Bank with respect to the 2026 calendar year shall result in an immediate Event of Default for which there shall be no grace or cure period.

(d)Adjusted Quick Ratio. Maintain at all times, to be tested as of the last day of each month through and including the month ending March 31, 2022, an Adjusted Quick Ratio of at least 1.00:1.00.”

10	The Loan Agreement shall be amended by deleting the following text, appearing in Section 9.1 thereof:

“(a)declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank); provided, however, if an Event of Default described in Section 8.2(a) occurs solely as a result of Borrower’s failure to comply with Section 6.9, Bank shall not be entitled to declare Obligations constituting Term Loan Advances or 2020 Term Loan Advances immediately due and payable;”

and inserting in lieu thereof the following:

“(a)declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);”

11	The Loan Agreement shall be amended by inserting the following new definitions, appearing in Section 13.1 thereof:

““Deferral Fee” is a fee in an amount equal to Three Hundred Eighty Thousand Dollars ($380,000.00), which fee shall be due on the earliest to occur of (a) the 2020 Term Loan Maturity Date, (b) as required pursuant to Sections 2.3.1(c) or 2.3.1(d), (c) the termination of this Agreement, or (d) the payment in full of the 2020 Term Loan Advances.”

““Deferred Interest Payment” is defined in Section 2.3.1(b).”

““Deferred Principal Payments” is defined in Section 2.3.1(b).”

““Fourth LMA Effective Date” is May 19, 2022.”

12	The Loan Agreement shall be amended by deleting the following definitions, appearing in Section 13.1 thereof:

““2020 Term Loan Maturity Date” is (a) with respect to the 2020 Term Loan A Advance, December 1, 2023 and (b) with respect to the 2020 Term Loan B Advance, March 1, 2024.”

““Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the GCTL Final Payment, the Final Payment, the 2020 Term Loan Final Payment, the Anniversary Fees and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents (other than the Warrant), or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).”

““Revolving Line Maturity Date” is March 31, 2023.” and inserting in lieu thereof the following:

““2020 Term Loan Maturity Date” is April 1, 2026.”

““Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the GCTL Final Payment, the Final Payment, the 2020 Term Loan Final Payment, the Anniversary Fees, the Deferral Fee and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents (other than the Warrant), or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).”

““Revolving Line Maturity Date” is the date immediately prior to the Fourth LMA Effective Date.”

13	The Compliance Statement appearing as Exhibit B to the Loan Agreement is hereby replaced with the Compliance Statement attached as Schedule 1 hereto.
B.

Waivers. Bank hereby waives Borrower’s existing default under the Loan Agreement by virtue of Borrower’s failure to (a) make the payment of principal and interest with respect to the 2020 Term Loan Advances that was due on May 1, 2022 as required pursuant to Section 2.3.1(b) (for clarity, the obligation to make such payment of interest on the terms set forth in this Loan Modification is not waived, only the failure to make such payment on May 1, 2022 is waived), (b) comply with the financial covenant set forth in Section 6.9(c) of the Loan Agreement (relative to the requirement that Borrower maintain a certain Net Revenue) for the calendar quarters ended June 30, 2021, September 30, 2021 and December 31, 2021, (c) comply with the financial covenant set forth in Section 6.9(c) of the Loan Agreement (relative to the requirement that Borrower agree to Net Revenue covenant levels set by Bank for the 2022 calendar year no later than March 15, 2022) and (d) comply with the financial covenant set forth in Section 6.9(d) of the Loan Agreement (relative to the requirement that Borrower maintain a certain Adjusted Quick Ratio) for the calendar months ended February 28, 2021, July 31, 2021, August 31, 2021, September 30, 2021, October 31, 2021, November 30, 2021, December 31, 2021, January 31, 2022, February 28, 2022 and March 31, 2022. Bank’s waiver of Borrower’s compliance with such covenants shall apply only to the foregoing specific periods.

4.FEES AND EXPENSES. Borrower shall reimburse Bank for all documented legal fees and out-of-pocket filing and search expenses reasonably incurred by Bank in connection with this amendment to the Existing Loan Documents.

5.RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the Intellectual Property Security Agreement, and acknowledges, confirms and agrees that the Intellectual Property Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in the Intellectual Property Security Agreement, and shall remain in full force and effect.

6.PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate of Borrower dated as of May 19, 2022 (the “Perfection Certificate”), and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in the Perfection Certificate have not changed, as of the date hereof. Borrower hereby agrees that all references in the Loan Agreement to the “Perfection Certificate” shall hereinafter be deemed to be references to the Perfection Certificate as defined herein.

7.CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8.RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9.RELEASE BY BORROWER.

A.

FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Loan Modification Agreement (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

B.	In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

C.

By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

D.

This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Loan Modification Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

E.Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

1

Except as expressly stated in this Loan Modification Agreement, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Loan Modification Agreement.

2	Borrower has made such investigation of the facts pertaining to this Loan Modification Agreement and all of the matters appertaining thereto, as it deems necessary.

3The terms of this Loan Modification Agreement are contractual and not a mere recital.

4

This Loan Modification Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Loan Modification Agreement is signed freely, and without duress, by Borrower.

5

Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

10.CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11.COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[The remainder of this page is intentionally left blank]

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

MOLEKULE, INC.		SILICON VALLEY BANK

By:	/s/ Jonathan Harris	By:	/s/ Sheila Colson

	Name: Jonathan Harris	Name:	Sheila Colson

	Title: Chief Executive Officer	Title:	Managing Director

Schedule 1

EXHIBIT B

COMPLIANCE STATEMENT